Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2008, included in the Proxy Statement of Avalon Pharmaceuticals, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Clinical Data, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
McLean, Virginia
December 4, 2008